Exhibit 99.1

For immediate release

April 13, 2020

AtriCure Announces CONVERGE IDE Trial Results Accepted for Late-Breaking Clinical Trial Sessions at Annual Heart Rhythm Society (HRS)  Meeting

MASON, Ohio — April 13, 2020 — AtriCure, Inc.  (Nasdaq: ATRC), a leading innovator in treatments for atrial fibrillation (Afib) and left atrial appendage (LAA) management, today announced that results from the CONVERGE IDE trial, have been accepted for presentation in the late-breaking abstract sessions at the Heart Rhythm Society (HRS) Scientific Sessions. The abstract will be presented as a  webinar on Heart Rhythm 365, the society’s digital information platform. Specific details on the exact timing of the presentation will follow in a separate announcement.

“I want to thank the HRS for accepting the abstract for presentation during the virtual programming as part of the annual meeting,” said Dr. David B. DeLurgio, Director of Electrophysiology at the Emory Heart and Vascular Center at Emory St. Joseph’s  Hospital, and National Principal Investigator for the CONVERGE trial. “I’m grateful for the opportunity to present on this very important trial.”

About CONVERGE IDE Trial

The CONVERGE IDE trial is a landmark prospective, randomized trial comparing the Convergent approach to endocardial catheter ablation for patients with persistent or long-standing persistent Afib. The Convergent approach is a multi-disciplinary therapy in which a closed chest epicardial ablation is performed by a surgeon, and then complemented by an endocardial catheter ablation performed by an electrophysiologist. Patients were enrolled at 25 sites across the United States, along with two sites in the United Kingdom.

The CONVERGE study’s primary efficacy endpoint is for enrolled patients to be free from Afib, atrial tachycardia, and atrial flutter, absent class I and III AADs except for a previously failed or intolerant class I or III anti-arrhythmic drugs, with no increase in dosage following the three month blanking period through the 12 months post procedure follow-up visit. The company has submitted final documentation to the Food and Drug Administration and is seeking a pre-market approval (PMA).

About AtriCure

AtriCure, Inc. provides innovative technologies for the treatment of Afib and related conditions. Afib affects more than 33 million people worldwide. Electrophysiologists and cardiothoracic surgeons around the globe use AtriCure technologies for the treatment of Afib and reduction of Afib related complications. AtriCure’s Isolator® Synergy™ Ablation System is the first and only medical device to receive FDA approval for the treatment of persistent Afib. AtriCure’s AtriClip® Left Atrial Appendage Exclusion System products are the most widely sold LAA management devices worldwide. For more information, visit AtriCure.com or follow us on Twitter @AtriCure.

Forward-Looking Statements

This press release contains “forward-looking statements”– that is, statements related to future events that by their nature address matters that are uncertain. For details on the uncertainties that may cause our actual results to be materially different than those expressed in our forward-looking statements, visit http://www.atricure.com/fls as well as our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q which contain risk factors. We do not undertake to update our forward-looking statements. This document also includes forward-looking projected financial information that is based on current estimates and forecasts. Actual results could differ materially.

CONTACTS:

Andy Wade

AtriCure, Inc.

Chief Financial Officer

(513) 755-4564

awade@atricure.com

Lynn Pieper Lewis

Gilmartin Group

Investor Relations

(415) 937-5402

lynn@gilmartinir.com